Exhibit 99.1

AVITA Medical Reports Fourth Quarter and Full Year 2025 Financial Results

VALENCIA, Calif., February 12, 2026 (GLOBE NEWSWIRE) — AVITA Medical®, Inc. (NASDAQ: RCEL, ASX: AVH), a leading therapeutic acute wound care company delivering transformative solutions (“AVITA Medical,” or the “Company”), today reported financial results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Financial Highlights and Recent Business Updates

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Total revenue of $17.6 million, compared to $18.4 million in the fourth quarter of 2024, reflecting the lingering impact of reimbursement headwinds throughout 2025.
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Gross profit margin of 81.2%, reflecting product mix and inventory-related adjustments.
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Net use of cash improved for the second consecutive quarter to approximately $5.1 million, compared to $6.2 million in the third quarter, underscoring continued progress in cash efficiency.
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Operating expenses decreased 5% to $24.7 million, compared with $26.1 million in the corresponding period last year, reflecting a lower cost base.
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Net loss of $11.6 million, or a loss of $0.38 per basic and diluted share, compared to $11.6 million, or a loss of $0.44 per share, in the fourth quarter of 2024.
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In January, the Company announced the refinancing of its existing debt under a new credit facility with Perceptive Advisors LLC, securing up to $60 million of committed capital to strengthen the Company’s capital structure and support long-term growth.
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As of January 2026, six of the seven Medicare Administrative Contractors (MACs) have published payment rates for RECELL, further removing a key constraint on utilization experienced in 2025.
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Cohealyx I study fully enrolled, and PermeaDerm I study surpassed 75% enrollment, in December 2025; data from both clinical studies expected in 2026.
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Data presented at the 2026 Boswick Burn & Wound Symposium in January included the first surgeon-reported integrated use of RECELL®, PermeaDerm®, and Cohealyx™ within a staged wound care pathway, highlighting the practical application of the Company’s product portfolio.

Full-Year 2025 Financial Highlights

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Total revenues of approximately $71.6 million for full year 2025, compared to $64.3 million for full year 2024, representing an increase of approximately 11%, within the Company’s revised revenue guidance for the year.
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Gross profit margin was 82.1%.
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Net loss of $48.6 million, or a loss of $1.74 per basic and diluted share, compared to a net loss of $61.8 million, or a loss of $2.39 per basic and diluted share, in the prior year.

Cary Vance, Interim Chief Executive Officer of AVITA Medical, commented:

“The fourth quarter marked the close of a year of stabilization and the beginning of a more execution-focused phase, for the Company. While reimbursement disruption and operational transition weighed on revenue performance in 2025, those issues are now largely behind us, and we are seeing early signs of normalization in clinician use of RECELL. We enter 2026 with a clearer commercial focus and a validated portfolio that supports growth through deeper utilization within our core burn and trauma centers, with our priority centered on delivering consistent, execution-led growth quarter by quarter.”

David O'Toole, Chief Financial Officer, commented:

“Throughout 2025, we took deliberate actions to reduce our operating cost base and improve cash efficiency, resulting in sequential improvement in cash use during the second half of the year and a more disciplined and sustainably lower cost structure. In January, we refinanced our existing debt under a new credit facility with Perceptive Advisors on terms better aligned with our operating trajectory. With less restrictive covenants, this new credit facility will allow the organization to focus on execution and operating discipline as we enter 2026.”

Financial Guidance

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Full year 2026 revenue expected in the range of $80 to $85 million, representing growth of approximately 12% to 19% compared to 2025 revenue.

Fourth Quarter Financial Results

Total revenue was $17.6 million in the three months ended December 31, 2025, representing a decrease of $0.8 million, or 4%, compared to $18.4 million in the corresponding period in the prior year. The reduction in revenue was largely driven by MAC reimbursement headwinds, partially offset by increased revenue from new product launches and expanding adoption within the Company’s established markets.

Gross profit margin was 81.2% versus 87.6% in Q4 2024, reflecting product mix and inventory-related adjustments. RECELL-only gross margin was 83.1% for the quarter. The Company shares the average sales price for Cohealyx at 50% and for PermeaDerm at 60%. Despite the positive economics of these arrangements, they result in an overall decrease in the gross margin percentage. Therefore, the product mix is expected to continue to impact the overall gross margin percentage while increasing gross profit. In addition, as the operating expenses associated with this revenue are not expected to rise significantly, this will contribute to improved operating profit on a quarterly basis.

Total operating expenses were $24.7 million, compared to $26.1 million in Q4 2024, representing a decrease of $1.4 million or 5%. This includes a number of non-recurring costs, the largest of which was $1.2 million of one-time severance costs. The reduction from Q4 2024 reflects a $2.2 million decline in sales and marketing expenses, primarily from lower salaries, benefits, stock-based compensation, and commissions. General and administrative expenses decreased by $0.1 million, while research and development expenses increased by $0.8 million due to higher salaries, benefits, stock-based compensation, and clinical trial costs associated with the Cohealyx and PermeaDerm post-market studies.

Other (expense) income, net was other income of $20,000, up $0.3 million from other expense of $0.3 million in Q4 2024. The $20,000 of other income reflects a non-cash gain of $0.6 million related to the change in fair value of the warrant liability, partially offset by a non-cash charge of $0.5 million from the change in fair value of the debt. In Q4 2024, other expense, net included a non-cash charge of $0.7 million related to the change in fair value of the warrant liability, offset by $0.4 million in income related to the Company's investments.

AVITA Medical demonstrated continued financial discipline in the quarter, with net cash use improving for the third consecutive quarter to approximately $5.1 million, compared to $6.2 million in Q3 and $10.1 million in Q2. The Company ended Q4 with cash and marketable securities of $18.2 million, compared to $23.3 million at the start of the quarter and $35.9 million at the end of 2024.

Net loss was $11.6 million, or a loss of $0.38 per basic and diluted share, compared to a net loss of $11.6 million, or a loss of $0.44 per basic and diluted share, in the same period in 2024.

Full Year 2025 Financial Results

Total revenues increased by 11% to $71.6 million, compared to $64.3 million in the year-ended December 31, 2024. The growth in revenues was largely driven by deeper penetration within customer accounts, new accounts for the treatment of traumatic and surgical wounds and, to a lesser extent, new product launches.

Gross profit margin was 82.1% compared to 85.8% in the corresponding period in the prior year. Note that the gross margin for RECELL products only was 84.3% for the year. The decrease in the overall gross margin percentage from the prior year was primarily caused by product mix and higher inventory reserve.

Total operating expenses were $101.4 million, compared to $111.8 million in prior year period, representing a decrease of $10.4 million or 9%. The reduction reflects a $5.1 million decline in sales and marketing expenses, primarily from lower salaries, benefits, stock-based compensation, and commissions. General and administrative expenses decreased by $5.8 million primarily from lower salaries, benefits, and stock-based compensation, while research and development expenses increased by $0.5 million due to higher salaries, benefits, stock-based compensation, and clinical trial costs associated with the Cohealyx and PermeaDerm post-market studies.

Net loss was $48.6 million, or a loss of $1.74 per basic and diluted share, compared to a net loss of $61.8 million, or a loss of $2.39 per basic and diluted share, in the prior year.

Credit facility with Perceptive Advisors LLC

On January 13, 2026, AVITA Medical announced the closing of a five-year credit facility providing up to $60 million in capital from Perceptive Advisors LLC, a healthcare-focused investment firm. An initial $50 million has been funded with the option to draw an additional $10 million through the end of the first quarter of 2027, subject to meeting a certain revenue milestone. The proceeds of the transaction were used to repay the Company’s outstanding debt, with the balance to be used to support the further growth of its acute wound care portfolio.

As part of the new credit facility, the Company established trailing twelve-month (TTM) revenue covenants aligned with its current operating trajectory. As set forth in the credit facility, the initial TTM revenue covenant is $68.5 million for the first quarter ending March 31, 2026, and $73 million for the full year 2026. Accordingly, based on the Company’s reported financial results for the three quarters ended December 31, 2025, the Company will be required to achieve only $15.4 million in revenue in the first quarter of 2026, to comply with the initial TTM revenue covenant of $68.5 million.

AVITA Medical remains focused on disciplined cash management, sharpening execution, and accelerating commercial momentum across its core U.S. burn and trauma center opportunity.

Webcast and Conference Call Information

AVITA Medical will host a conference call on Thursday, February 12, 2026, at 1:30 p.m. Pacific Standard Time (Friday, February 13, 2026, at 8:30 a.m. Australian Eastern Daylight Time) to discuss its fourth quarter 2025 financial results and recent business highlights. The live webcast will be available under the Events & Presentations section of the AVITA Medical website at https://ir.avitamedical.com/. To participate by telephone, please register in advance to receive dial-in details and a personal PIN at https://edge.media-server.com/mmc/p/f35jjqsg. A replay of the webcast will be available shortly after the live event.

About AVITA Medical, Inc.

AVITA Medical® is a leading therapeutic acute wound care company delivering transformative solutions. Our technologies are designed to optimize wound healing, effectively accelerating the time to patient recovery. At the forefront of our platform is the RECELL®, approved by the FDA for the treatment of thermal burn and trauma wounds. RECELL harnesses the healing properties of a patient’s own skin to create Spray-On Skin™, offering an innovative solution for improved clinical outcomes at the point-of-care. In the U.S., AVITA Medical also holds the exclusive rights to manufacture, market, sell, and distribute PermeaDerm®, a biosynthetic wound matrix, and the exclusive rights to market, sell, and distribute Cohealyx™, an AVITA Medical-branded collagen-based dermal matrix.

In international markets, RECELL is approved to promote skin healing in a wide range of applications including thermal burn and trauma wounds. RECELL and RECELL GO® have received the CE mark in Europe; and RECELL is TGA-registered in Australia, and has PMDA approval in Japan.

To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements generally may be identified by the use of words such as “anticipate,” “approximately,” “continue,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “intend,” “may,” “outlook,” “project,” “target,” “will,” “would,” and similar words or expressions, and the use of future dates. Forward-looking statements include, but are not limited to, statements relating to the timing and realization of regulatory approvals of our products; anticipated market share growth and revenue generation; physician acceptance, endorsement, and use of our products (including the impact of government reimbursement payment rates on such use); failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business effects, including the effects of industry, as well as other economic or political conditions outside of the Company’s control. These statements are made as of the date of this release, and the Company undertakes no obligation to publicly update or revise any of these statements, except as required by law. For additional information and other important factors that may cause actual results to differ materially from forward-looking statements, please see the “Risk Factors” section of the Company’s latest Annual Report on Form 10-K and other publicly available filings for a discussion of these and other risks and uncertainties.

Investor & Media Contact:

Ben Atkins

Phone +1-805 341 1571

investor@avitamedical.com

media@avitamedical.com

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.

©2026 AVITA Medical. AVITA Medical®, Cohealyx®, RECELL®, RECELL GO®, and Spray-On SkinTM are trademarks of AVITA Medical. PermeaDerm® is a registered trademark owned by Stedical Scientific, Inc. All other trademarks are the properties of their respective owners.

AVITA MEDICAL, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of
	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$10,243	$14,050
Marketable securities	7,942	21,835
Accounts receivable, net	9,086	11,786
Prepaids and other current assets	1,293	2,060
Inventory	6,926	7,269
Total current assets	35,490	57,000
Plant and equipment, net	8,630	10,018
Operating lease right-of-use assets	2,899	3,571
Corporate-owned life insurance (“COLI”) asset	3,116	3,006
Intangible assets, net	5,645	5,570
Other long-term assets	612	546
Total assets	$56,392	$79,711
LIABILITIES, NON-QUALIFIED DEFERRED COMPENSATION PLAN SHARE AWARDS AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued liabilities	$8,959	$6,294
Accrued wages and fringe benefits	7,813	10,451
Loan facility	42,984	-
Current non-qualified deferred compensation (“NQDC”) liability	276	2,094
Other current liabilities	2,645	1,319
Total current liabilities	62,677	20,158
Loan facility - long-term	-	42,245
Non-qualified deferred compensation liability	3,697	2,969
Contract liabilities	290	324
Operating lease liabilities, long-term	2,135	2,840
Contingent liability, long-term	3,000	3,000
Warrant liabilities	1,243	3,432
Total liabilities	73,042	74,968
Non-qualified deferred compensation plan share awards	-	244
Commitments and contingencies
Stockholders' equity (deficit):
Common stock	3	3
Preferred stock	-	-
Company common stock held by the non-qualified deferred compensation plan	(1,293)	(1,319)
Additional paid-in capital	394,408	367,568
Accumulated other comprehensive loss	(1,367)	(1,939)
Accumulated deficit	(408,401)	(359,814)
Total stockholders’ equity (deficit)	(16,650)	4,499
Total liabilities, non-qualified deferred compensation plan share awards and stockholders’ equity (deficit)	$56,392	$79,711

AVITA MEDICAL, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three-Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Sales revenue	$17,431	$18,212	$70,879	$63,893
Lease revenue	185	194	731	358
Total revenues	17,616	18,406	71,610	64,251
Cost of sales	(3,304)	(2,280)	(12,794)	(9,094)
Gross profit	14,312	16,126	58,816	55,157
Operating expenses:
Sales and marketing	(11,938)	(14,109)	(53,138)	(58,195)
General and administrative	(7,090)	(7,124)	(27,373)	(33,195)
Research and development	(5,691)	(4,850)	(20,839)	(20,360)
Total operating expenses	(24,719)	(26,083)	(101,350)	(111,750)
Operating loss	(10,407)	(9,957)	(42,534)	(56,593)
Interest expense	(1,251)	(1,298)	(5,004)	(5,361)
Other (expense) income, net	20	(316)	(1,038)	163
Loss before income taxes	(11,638)	(11,571)	(48,576)	(61,791)
Income tax expense	17	(19)	(11)	(54)
Net loss	$(11,621)	$(11,590)	$(48,587)	$(61,845)
Net loss per common share:
Basic and diluted	$(0.38)	$(0.44)	$(1.74)	$(2.39)
Weighted-average common shares:
Basic and diluted	30,384,208	26,146,234	27,860,784	25,883,056